4Q2010 Conference Call Script
March 31 – 11:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss fourth quarter and year end 2010 results.

For today's call we have: Guided Therapeutics CEO and President Dr. Mark L. Faupel and company controller Charles Rufai (Roof-eye) Certified Public Accountant.

During this call the Company will be making forward-looking statements.  These statements can obviously differ from actual results, so relying on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2010, and any subsequent filings with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Dr. Faupel.

Welcome – MLF

Thank you, Alison.  Welcome everyone to our fourth quarter and year end 2010 conference call.

Since this is our first call as Guided Therapeutics, I wanted to provide a little background to help put in perspective how we have gotten to where we are today.

In May of 2007, I was appointed CEO and president by the Board of Directors and was issued a mandate to focus the company’s work on the non-invasive early detection of cancer and to exit the diabetes space on which the company had been founded.  My background is a mix of science, business development, regulatory affairs, and corporate financing that was a good fit for the company moving forward, and I was already president of the cancer subsidiary of the company at the time; and we renamed the company, formally called SpectRx, as Guided Therapeutics to represent our new focus.

Together, the board and I moved forward to right the financial structure of the company to allow for future growth.

While it did not happen overnight, we have made significant progress toward our goals.

•	We converted all of our preferred stock and most of our debt to common stock and warrants, reducing the company’s debt by about 10 million dollars.

•	We settled an existing lawsuit brought by the company against Abbott Laboratories and in the process eliminated another 5.6 million in debt from the balance sheet.

•	We became current again in our filings with the SEC and our common stock moved off the Pink Sheets and up to the OTC.

•	We strengthened our board of directors with the addition of former Delta Air Lines CEO Ron Allen and Dr. Jonathan Niloff, an associate professor of Gynecology at Harvard Medical School.

•	We improved the balance sheet through grants, collaborations and equity investments which has led to 3.2 million in cash on hand at the end of 2010.

•	Our company quality policy has been validated by the ISO 13485 recertification.

•	We entered into a collaborative agreement with Konica Minolta to develop a pipeline product from our core platform technology. As we announced yesterday, that agreement was extended for another year.

•	And, in September of 2010 we submitted our cervical cancer detection technology premarket approval, or PMA, application to the FDA.

That’s a little look back, now where are we today?

We have an exciting platform technology that uses light and spectroscopy to scan living tissue for the markers of pre-cancer. This technology is call biophotonics.

Our initial product offering scans the cervix for disease that may lead to cancer. The technology has been tested on more than 3,000 women, including 1,600 for the pivotal FDA clinical trial. Results of the trial showed that the technology was capable of detecting disease in women up to two years earlier than the standard of care, which includes the Pap test, human papillomavirus, or HPV testing and even biopsy. Everyone knows that early detection is still the best weapon in the fight against cancer.

In our trial, we detected 91% of all CIN2+, or serious cervical pre-cancer, compared with 61% for the standard of care.   We also caught nearly 87% of disease missed by Pap, HPV and biopsy and would have reduced the number of unnecessary painful biopsies by nearly 40%.  All of this in a non-invasive, painless test where results are planned to be available immediately at the point of care

Earlier this month, we received a set of questions about our PMA application from the FDA.  This is customary and we believe that we can answer all of the questions adequately and in a timely fashion. In general, the questions deal with both the technology as well as the clinical trials.  We are working now on answers to those questions and expect to have them submitted to the FDA well in advance of the 180 day deadline, possibly as early as next month.  In addition, we have requested a meeting with FDA to help make sure we are communicating our answers effectively. We are working with the FDA to schedule the meeting in the coming weeks.

As of today, we do not expect the timeline for a late 2011 or early 2012 product launch to be affected, assuming, of course, we receive regulatory approvals later this year.

Our business model for the cervical product is for the sale or lease of the device plus a single-use disposable patient interface that has margins in the 90 percent range.  The device itself should be priced less than 20,000 dollars with the disposable priced around 30 to 40 dollars.  In the U.S., we plan in 2012 on ramping up our own 10 person sales force that will initially focus on early adopters in the larger population centers.  In the US alone 5.5 to 6 million women are called back after a Pap test for follow up and there are about 30,000 potential GYN office and institutional sales sites in the US.  Internationally, we plan on country specific or regional distributors.  The market internationally is expected to be larger than the US.  We have been in contact with more than 100 potential distributors, and expect to announce agreements over the next several months.

Meanwhile, on the product development front, we are fine tuning our industrial design, finalizing the look and feel of the product, and also preparing to hire initial production staff.

As to marketing, in addition to distribution, we are working on expanding awareness and plan on attending two major conferences this spring - the American College of Obstetrics and Gynecology, or ACOG, in Washington D.C. in late April and its European equivalent, EUROGIN, in Lisbon in May. We are pleased that clinical investigators from our FDA trial were chosen to make presentations on the technology at both meetings.  We will have a booth at both conferences and invite our investors to stop by if they are attending.

Now I’d like to discuss our pipeline product for Barrett’s Esophagus, which we are co-developing with Konica Minolta. First, I am happy to report that our colleagues at Konica Minolta have reported to us that they and their families are safe and unharmed by the recent earthquake and tsunami. For that we are very thankful.

As to development, we recently announced Institutional Review Board approval for testing the technology in humans and were granted a non-significant risk designation for the product. This is reflective of our early cervical cancer work and the safety of the device.

We have two clinics in the Atlanta area where we will conduct a small scale study with 30 to 40 subjects, which should take 60 to 90 days to enroll, depending on availability of qualified subjects. We expect to begin the study in the second or third quarter of this year. The goal of the study is to establish feasibility of the product design and clinical implementation. Qualified subjects will undergo a standard Barrett’s endoscopic exam and also be tested with our technology. Standard biopsies will be taken, against which our measurements will be compared. This protocol is very similar to our cervical product clinical trial.

This technology is targeting a U.S. population of around three million people diagnosed with Barrett’s Esophagus who undergo monitoring every one or two year and an additional 30 million people who may be at risk.

The business model for the product is similar to our cervical product with a device and single patient use disposable.

Now let’s move on to our financial results. Here is controller Charles Rufai, Charles….

Thank you Mark.

Total revenue for the 4th quarter of 2010 was about 1 million 62 thousand dollars, compared to about 550 thousand in the 4th quarter of 2009. Total revenue for 2010 was about 3.3 million dollars compared to 1.6 million for 2009.  The majority of revenue came from our collaboration with Konica Minolta.

Operating loss for the quarter was about 280 thousand dollars compared with a loss of about 512 thousand for the same quarter in 2009. The operating loss for all of 2010 was about 1.6 million dollars compared to a loss of about 1.8 million in 2009.

The net loss available to stockholders for the 4th quarter of 2010 was about 280 thousand dollars, or one cent per share, compared to a loss of about 1.5 million dollars, or eight cents per share, in the 4th quarter of the previous year.  The net loss available to stockholders for 2010 was about 4.5 million dollars, or 12 cents per share, compared to about 6.4 million, or 38 cents per share in 2009.

Stockholders’ equity went from a deficit of about 12 million dollars at the end of 2009 to positive equity of about one million at the end of 2010.  The change was mostly due to the conversion of Series A convertible preferred stock in February 2010.

Cash on hand at the end of the 4th quarter was about 3.2 million dollars. Working capital at the end of the 4th quarter was about 612 thousand dollars.

Based on where we are today, we expect current cash to carry us through the fourth quarter of 2011.

Our current monthly burn is about 400,000 dollars.  Offsetting this we anticipate about 2.5 million dollars from Konica Minolta, as well as, additional federal grants which could bring in an about 750 thousand dollars.  We also have 28.9 million warrants outstanding which are in the money at the conversion price of 65 cents.  So far in 2011 they have brought in an about 179,000 dollars for a total of about 612 thousand dollars. The warrant pool has the potential to bring in a total of 18.8 million dollars, if all were converted.

We do have plans to seek additional financing as we begin to ramp up our marketing and production in advance of what we hope will be a positive decision from the FDA later in the year.

I’ll now turn the call back over to Mark

In closing, I would like to say that 2011 presents the company with several opportunities to increase shareholder value and move our products closer to the market. Our goals for the remainder of 2011 include:

•	Obtain FDA approval for our cervical product

•	Finalize the CE mark process for access to the European market

•	Announce agreements for distribution for major Asian, South American and European countries

•	Set up our manufacturing facility and complete outside vendor selection

•	Move our Barrett’s technology into the clinic and establish feasibility

•	Expand our product non-invasive cancer detection pipeline by identifying our third product extension

•	Raise additional capital for expansion and product launch

•	And pave the way to move our shares to a national stock market such as NASDAQ

So, while we still have a lot of work to do we look forward to achieving several major milestones over the course of 2011 and creating additional value for our shareholders, customers and employees.

Thank you for your time and I’ll now turn the call over to the operator for your questions.